Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FULL YEAR 2011 NET INCOME OF $3.1 BILLION

Fourth Quarter Net Income Was $493 Million and $.85 Diluted EPS

Strong Growth in Customers, Loans and Deposits

PITTSBURGH, Jan. 18, 2012 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2011 net income of $3.1 billion, or $5.64 per diluted common share, compared with 2010 net income of $3.4 billion, or $5.74 per diluted common share. Fourth quarter 2011 net income was $493 million, or $.85 per diluted common share, compared with third quarter 2011 net income of $834 million, or $1.55 per diluted common share, and fourth quarter 2010 net income of $820 million, or $1.50 per diluted common share.

“PNC had a solid year of accomplishments in a challenging regulatory and economic environment. We increased market share across our businesses by continuing to grow the number of customers we serve,” said James E. Rohr, chairman and chief executive officer. “We are leveraging our capital strength to expand into the southeast with a strategic acquisition and we remain focused on strong risk and expense management. In 2012, we are committed to building on our achievements so that we can deliver greater value to our shareholders, customers, communities and employees.”

Income Statement Highlights

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PNC’s 2011 results were driven by good performance in a challenging environment of low interest rates, slow economic growth and new regulations. Fourth quarter earnings reflected strong revenue and improved credit costs offset by higher expenses.

•	Net interest income of $2.2 billion for the fourth quarter increased $24 million compared with the third quarter due to strong growth in core net interest income.

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Noninterest income of $1.4 billion for the fourth quarter decreased $19 million from the third quarter and included the regulatory impact of lower interchange fees of $75 million on debit card transactions offset by higher corporate service revenue.

•	Provision for credit losses declined to $190 million for the fourth quarter compared with $261 million in the third quarter as overall credit quality continued to improve.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 2

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Noninterest expense of $2.7 billion for the fourth quarter increased $579 million compared with the third quarter and included $240 million of residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters, a noncash charge of $198 million related to redemption of trust preferred securities, and an increase in personnel expense of $103 million primarily driven by higher stock market prices and higher business production. Noninterest expense for the first quarter of 2012 is expected to return to third quarter 2011 levels excluding legal and regulatory-related contingencies and integration costs that may be incurred in first quarter 2012.

Credit Quality Highlights

•	Overall credit quality improved during 2011 and in the fourth quarter.

•	Nonperforming assets of $4.2 billion at December 31, 2011 declined $1.0 billion, or 19 percent, compared with year end 2010 and $142 million, or 3 percent, compared with the third quarter.

•	Accruing loans past due were $4.5 billion at December 31, 2011 and $4.3 billion at September 30, 2011. The increase was primarily due to purchased government insured loans.

•	Net charge-offs declined to $327 million in the fourth quarter compared with $365 million in the third quarter.

•	The allowance for loan and lease losses was 122 percent of nonperforming loans at both December 31, 2011 and September 30, 2011.

Balance Sheet Highlights

•	PNC successfully grew customers and deepened relationships throughout 2011.

•	Retail banking checking relationships increased 296,000 in 2011, including 41,000 from acquisitions, or almost 4 times the growth in 2010.

•	New primary client acquisitions in corporate banking of 1,165 exceeded the goal of 1,000 for 2011 and represented a 15 percent increase over 2010 new primary clients.

•	Asset management group increased primary client acquisition by 26 percent in 2011 compared with 2010, surpassing the 2011 primary client acquisition goal.

•	Loans grew $8.4 billion, or 6 percent, during 2011, to $159 billion at December 31, 2011.

•	Fourth quarter loan growth of $4.5 billion, or 3 percent, was strong with $3.5 billion in commercial lending and $1.0 billion in consumer lending.

•	PNC successfully repositioned and grew deposits during 2011 to $188 billion at December 31, 2011 and September 30, 2011 compared with $183 billion at December 31, 2010.

•	Transaction deposits grew to $148 billion at December 31, 2011, an increase of $13.0 billion compared with December 31, 2010 and $4.6 billion compared with third quarter end.

•	Higher cost retail certificates of deposit continued to decline with a net reduction of $7.8 billion, or 21 percent, in 2011 and $2.9 billion, or 9 percent, in the fourth quarter.

•	PNC’s balance sheet reflected a moderate risk profile, remained core funded with a loans to deposits ratio of 85 percent at December 31, 2011, and had a strong liquidity position.

•	PNC maintained high capital levels with a Tier 1 common capital ratio of an estimated 10.3 percent at December 31, 2011, 10.5 percent at September 30, 2011 and 9.8 percent at December 31, 2010.

Acquisition Activity

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In December 2011 PNC received regulatory approvals for its acquisition of RBC Bank (USA), the U.S. retail banking subsidiary of Royal Bank of Canada, with more than 400 branches in North Carolina, Florida, Alabama, Georgia, Virginia and South Carolina. PNC does not intend to issue any shares of common stock as part of the purchase price. The acquisition is expected to be accretive to 2012 earnings, excluding integration costs. Closing is anticipated for March 2012, subject to remaining customary closing conditions.

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In December 2011 PNC acquired 27 branches in metropolitan Atlanta, Georgia from Flagstar Bank, FSB, a subsidiary of Flagstar Bancorp, Inc., and converted them to its systems, including approximately $210 million of deposits.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 3

Fourth quarter 2011 net income of $493 million, or $.85 per diluted common share, included $156 million after tax, or $.30 per diluted common share, of residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters and a noncash after-tax charge of $129 million, or $.24 per diluted common share, related to redemption of trust preferred securities. Fourth quarter 2010 earnings of $820 million, or $1.50 per diluted common share, included an after-tax gain of $102 million, or $.19 per diluted common share, related to the sale of a portion of PNC’s BlackRock shares and $46 million after tax, or $.09 per diluted common share, for residential mortgage foreclosure-related expenses. Full year 2011 net income per diluted common share of $5.64 included $.40 per diluted common share of residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters, $.24 per diluted common share related to redemption of trust preferred securities and $.05 per diluted common share for integration costs. Full year 2010 net income per diluted common share of $5.74 included $.72 per diluted common share for discontinued operations, including the gain on sale of PNC Global Investment Servicing, a reduction of $.48 per diluted common share related to the redemption of TARP preferred shares and $.48 per diluted common share for integration costs.

The Consolidated Financial Highlights accompanying this news release include additional information regarding residential mortgage foreclosure-related expenses, preferred redemptions, discontinued operations and PNC’s BlackRock shares transaction and include reconciliations of reported to non-GAAP financial measures, including a reconciliation of business segment income to income from continuing operations before noncontrolling interests. Reference to core net interest income is to total net interest income less purchase accounting accretion.

CONSOLIDATED REVENUE REVIEW

Total revenue was $3.5 billion for both the fourth and third quarters of 2011 and $3.9 billion for the fourth quarter of 2010. The decline compared with the year ago quarter was primarily due to the fourth quarter 2010 gain of $160 million related to the sale of a portion of PNC’s BlackRock shares, lower corporate service fees primarily related to a fourth quarter 2010 recovery in the value of commercial mortgage servicing rights, and the fourth quarter 2011 regulatory impact of lower interchange fees of $75 million on debit card transactions.

Net interest income was $2.2 billion, an increase of $24 million compared with the third quarter and consistent with the fourth quarter of 2010. Strong growth in core net interest income driven by loan growth and lower funding costs was partially offset by a decline in purchase accounting accretion including lower cash recoveries on impaired loans. The net interest margin was 3.86 percent for the fourth quarter compared with 3.89 percent for the third quarter and 3.93 percent in the fourth quarter of 2010.

Noninterest income was $1.4 billion for both the fourth and third quarters of 2011 and $1.7 billion for the fourth quarter of 2010. Asset management fees declined $37 million compared with the linked quarter partially due to a third quarter noncash tax benefit at BlackRock. Consumer service fees decreased $61 million compared with the third quarter primarily due to regulatory changes which resulted in lower interchange fees of $75 million on debit card transactions partially offset by higher

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 4

transaction volumes. Corporate service fees increased $79 million in the linked quarter comparison primarily due to the impact of a third quarter reduction in the value of commercial mortgage servicing rights. Residential mortgage revenue decreased $41 million compared with the third quarter mainly from lower net hedging gains on mortgage servicing rights. Other noninterest income of $250 million for the fourth quarter increased $56 million compared with the third quarter primarily due to an increase in value of hedges on deferred compensation obligations related to higher stock market prices and higher results from client trading activity. Net gains on sales of securities were $62 million in the fourth quarter of 2011 compared with $68 million in the third quarter. Fourth quarter net gains were derived primarily from sales of agency residential mortgage-backed securities. The credit portion of net other-than-temporary impairments on securities was a loss of $44 million in the fourth quarter compared with a loss of $35 million in the third quarter.

Noninterest income for the fourth quarter of 2011 declined $352 million compared with the fourth quarter of 2010 due in part to a gain in 2010 of $160 million related to the sale of a portion of PNC’s BlackRock shares sold by PNC as part of BlackRock’s secondary common stock offering. Corporate service fees decreased $104 million in the comparison primarily due to a recovery in the value of commercial mortgage servicing rights in the fourth quarter of 2010. Consumer service fees declined $53 million due to the lower interchange fees on debit card transactions partially offset by higher transaction volumes. Asset management fees decreased $53 million primarily from the impact of fourth quarter 2010 performance fee revenue at BlackRock.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense was $2.7 billion for the fourth quarter of 2011, $2.1 billion for the third quarter and $2.3 billion for the fourth quarter of 2010. Fourth quarter 2011 noninterest expense included $240 million of residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters and a noncash charge of $198 million for the unamortized discount related to redemption of trust preferred securities which will reduce future funding costs. Personnel expense increased $103 million over the third quarter primarily driven by higher stock market prices and higher business production. Noninterest expense increased $379 million in the comparison with fourth quarter 2010 primarily driven by residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters and the noncash charge related to redemption of trust preferred securities.

The effective tax rate was 23.0 percent for the fourth quarter of 2011 compared with 27.0 percent for the third quarter and 26.9 percent for the fourth quarter of 2010. The decrease in the fourth quarter 2011 rate was primarily attributable to the impact of higher tax-exempt income and tax credits on lower pretax income.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 5

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $271 billion at December 31, 2011 compared with $269 billion at September 30, 2011 and $264 billion at December 31, 2010. The increase compared with the third quarter resulted from higher loans partially offset by lower interest-earning deposits with banks and lower investment securities. The increase from a year ago was primarily due to higher loan balances.

Loans grew to $159.0 billion at December 31, 2011 from $154.5 billion at September 30, 2011 and $150.6 billion at December 31, 2010. Commercial lending grew $3.5 billion during the fourth quarter from new and existing client activity across diverse industries including financial services and manufacturing. Consumer loans increased $1.0 billion linked quarter mainly due to higher indirect auto and education loans. Total loan originations and new commitments and renewals were $41 billion for the fourth quarter and $147 billion for full year 2011, including $4.1 billion of small business loans, compared with $141 billion for 2010. Average loans of $156.2 billion in the fourth quarter grew $4.4 billion, or 3 percent, compared with the third quarter. Average commercial loans grew $3.5 billion, or 6 percent, and average consumer loans increased $.9 billion, or 2 percent. In the comparison with fourth quarter 2010, average loans grew $6.3 billion, or 4 percent. Growth in average commercial loans of $9.4 billion, or 17 percent, and average consumer loans of $.8 billion, or 1 percent, in fourth quarter 2011 was partially offset by declines in average commercial real estate loans of $2.1 billion, or 12 percent, and average residential real estate loans of $1.7 billion, or 10 percent.

Investment securities were $60.6 billion at December 31, 2011 compared with $62.1 billion at September 30, 2011 and $64.3 billion at December 31, 2010. Average investment securities were $60.4 billion for the fourth quarter of 2011, an increase of $2.7 billion compared with the third quarter and a decrease of $1.9 billion compared with the fourth quarter of 2010. Within the investment portfolio, average securities available for sale increased $1.8 billion and average securities held to maturity increased $1.0 billion compared with the linked quarter. At December 31, 2011, the available for sale investment securities balance included a net unrealized pretax loss of $40 million representing the difference between fair value and amortized cost compared with a net unrealized pretax gain of $.1 billion at September 30, 2011 and a net unrealized pretax loss of $.9 billion at December 31, 2010. The decline compared with third quarter end was attributable to slightly higher interest rates. The improvement in the comparison with a year ago was primarily due to lower market interest rates and improved liquidity in non-agency commercial mortgage-backed securities markets.

Interest-earning deposits with banks of $1.2 billion as of December 31, 2011 decreased $1.6 billion compared with September 30, 2011 largely attributable to lower funds on deposit with the Federal Reserve which funded loan growth. Interest-earning deposits with banks declined $.4 billion compared with December 31, 2010.

Deposits grew to $188.0 billion at December 31, 2011 compared with $187.7 billion at September 30, 2011 and $183.4 billion at December 31, 2010. Growth in transaction deposits of $4.6 billion and savings deposits of $.3 billion was partially offset by declines in retail certificates of deposit of $2.9 billion and time deposits in foreign offices of $1.8 billion compared with the third quarter. Average deposits were $186.5 billion for the fourth quarter, an increase of $2.4 billion from the third quarter of 2011 and $4.8 billion from the fourth quarter of 2010. In the linked quarter comparison,

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 6

average transaction deposits grew $4.2 billion, or 3 percent, while average retail certificates of deposit declined $2.7 billion, or 8 percent. Growth in transaction deposits included higher noninterest-bearing demand deposits from commercial customers continuing to maintain balances for liquidity. In the comparison with fourth quarter 2010, average transaction deposits grew $12.4 billion, or 9 percent, and average retail certificates of deposit declined $8.3 billion, or 21 percent. The continued reduction of higher-cost and primarily nonrelationship certificates of deposit is part of PNC’s overall deposit strategy that is focused on growing demand and other transaction deposits as the cornerstone products of customer relationships and a stable funding source. Deposits of approximately $210 million were acquired in the Flagstar branches acquisition in December 2011.

Borrowed funds were $36.7 billion at December 31, 2011, $35.1 billion at September 30, 2011 and $39.5 billion at December 31, 2010. The increase in borrowed funds from third quarter end was primarily due to a $2.0 billion increase in Federal Home Loan Bank borrowings and an increase in commercial paper. These increases were partially offset by maturities and a reduction of subordinated debt which reflected PNC’s redemption on November 15, 2011 of $750 million of trust preferred securities issued by National City Capital Trust II with a then current interest rate of 6.625 percent and an original scheduled maturity date of November 15, 2036. This redemption, which resulted in a noncash charge of $198 million for the unamortized discount, will reduce future funding costs by approximately $30 million annually. The decrease in borrowed funds compared with year end 2010 reflected the trust preferred securities redemption and net maturities partially offset by higher Federal Home Loan Bank borrowings.

Average borrowed funds were $35.7 billion for the fourth quarter of 2011, $33.9 billion for the third quarter and $38.2 billion for fourth quarter 2010. The increase from the third quarter was primarily due to higher Federal Home Loan Bank borrowings and the issuance of $1.25 billion of senior debt in September 2011. The decrease in average borrowed funds compared with the fourth quarter of 2010 primarily resulted from maturities of bank notes and senior debt and subordinated debt.

PNC continued to maintain strong capital levels and ratios. Common shareholders’ equity was $32.4 billion at December 31, 2011, $32.6 billion at September 30, 2011 and $29.6 billion at December 31, 2010. The Tier 1 common capital ratio was an estimated 10.3 percent at December 31, 2011 compared with 10.5 percent at September 30, 2011 and 9.8 percent at December 31, 2010. The Tier 1 risk-based capital ratio was an estimated 12.6 percent at December 31, 2011, 13.1 percent at September 30, 2011 and 12.1 percent at December 31, 2010. The declines in the Tier 1 common and Tier 1 risk-based capital ratios compared with September 30, 2011 were due to higher risk-weighted assets. The increase in common shareholders’ equity from year end 2010 was attributable to the retention of earnings. The Tier 1 common capital ratio increased in the comparison with year end 2010 due to the retention of earnings partially offset by higher risk-weighted assets primarily from loan growth. The increase in the Tier 1 risk-based capital ratio compared with December 31, 2010 resulted from the issuance of preferred stock in July 2011 and retention of earnings somewhat offset by the redemption of trust preferred securities in November 2011 and higher risk-weighted assets.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 7

In December 2011 PNC received regulatory approvals for its acquisition of RBC Bank (USA) and announced that it does not intend to issue any shares of common stock as part of the purchase price. PNC has a common stock repurchase program that permits the purchase of up to 25 million shares of PNC common stock on the open market or in privately negotiated transactions. No shares were purchased during 2011 under this program. The PNC board of directors declared a quarterly common stock cash dividend of 35 cents per share with a payment date of February 5, 2012.

CREDIT QUALITY REVIEW

Overall credit quality continued to improve during 2011 and in the fourth quarter of 2011. Nonperforming assets declined by $142 million, or 3 percent, to $4.2 billion at December 31, 2011 compared with September 30, 2011 and decreased $967 million, or 19 percent, from December 31, 2010. The decrease from third quarter was due to lower commercial and commercial real estate nonperforming loans partially offset by an increase in home equity nonperforming loans. The decline from year end 2010 reflected lower commercial real estate, commercial and residential mortgage nonperforming loans partially offset by higher home equity nonperforming loans. Nonperforming assets to total assets were 1.53 percent at December 31, 2011 compared with 1.59 percent at September 30, 2011 and 1.94 percent at December 31, 2010.

Delinquencies increased by $219 million, or 5 percent, in the fourth quarter of 2011 compared with the third quarter due to a net increase of $210 million in accruing past due government insured loans. Accruing loans past due 90 days or more were $3.0 billion at December 31, 2011 and $2.8 billion at September 30, 2011. Accruing loans past due 30 to 59 days were $1.0 billion at both December 30, 2011 and September 30, 2011. Accruing loans past due 60 to 89 days were stable at $547 million as of December 31, 2011 and $544 million at September 30, 2011. Net charge-offs for the fourth quarter of 2011 declined to $327 million, or .83 percent of average loans on an annualized basis, compared with $365 million, or .95 percent, for the third quarter of 2011 and $791 million, or 2.09 percent, for the fourth quarter of 2010. Net charge-offs decreased in the linked quarter comparison primarily due to declines in commercial loan net charge-offs and commercial real estate loan net charge-offs partially offset by an increase in residential real estate and other consumer loan net charge-offs. The provision for credit losses was $190 million for the fourth quarter of 2011, $261 million for the third quarter and $442 million for the fourth quarter of 2010. The decreases were driven by overall credit quality improvement and continued actions to reduce exposure levels.

The allowance for loan and lease losses was $4.3 billion at December 31, 2011, $4.5 billion at September 30, 2011 and $4.9 billion at December 31, 2010. The allowance for loan and lease losses to total loans was 2.73 percent at December 31, 2011, 2.92 percent at September 30, 2011 and 3.25 percent at December 31, 2010. The decrease in the allowance compared with year end 2010 resulted from improving credit quality trends. The allowance to nonperforming loans was 122 percent at both December 31, 2011 and September 30, 2011 compared with 109 percent at December 31, 2010.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 8

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $31 million for the full year 2011 compared with $144 million in 2010. Lower earnings were primarily driven by a decline in revenue from the impact of Regulation E rules related to overdraft fees, lower net interest income and the regulatory impact of lower interchange fees on debit card transactions partially offset by a lower provision for credit losses. Retail Banking incurred a loss of $28 million for the fourth quarter of 2011 compared with earnings of $33 million for the third quarter of 2011 and earnings of $44 million for fourth quarter 2010. The decrease in earnings in the linked quarter comparison was due to the regulatory impact of lower interchange fees on debit card transactions, seasonally higher expenses and an increase in the provision for credit losses partially offset by higher net interest income. The decline in earnings from the prior year fourth quarter was due to a higher provision for credit losses and the regulatory impact of lower interchange fees on debit card transactions.

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Checking relationships grew by 39,000 during the fourth quarter of 2011, including 9,000 from the Flagstar Bank, FSB branch acquisition. In 2011, checking relationships grew by 296,000, including 41,000 from acquisitions, or almost 4 times the growth in 2010. Active online banking and active online bill payment customers grew 15 percent and 13 percent, respectively, in 2011.

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Continued success in implementing Retail Banking’s deposit strategy resulted in transaction deposit growth and a reduction in higher rate certificates of deposit. In the fourth quarter of 2011 total average deposits declined $.8 billion from the third quarter with a $2.7 billion decline in certificates of deposit partially offset by an increase of $1.7 billion in transaction deposits. Compared with the prior year fourth quarter, average transaction deposits increased $5.1 billion, or 7 percent, and average certificates of deposit declined $8.0 billion, or 21 percent. A continued decline in certificates of deposit is expected in 2012. Retail Banking added approximately $210 million in deposits in the December 2011 branch acquisition from Flagstar.

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Average loans grew $.8 billion, or 1 percent, over third quarter 2011 and $.6 billion, or 1 percent, compared with the fourth quarter of 2010. In the linked quarter comparison, higher indirect auto, education, floor plan and credit card loans were partially offset by a decline in commercial loans. The increase from the prior year fourth quarter resulted from higher indirect auto and education loans offset by lower commercial and home equity loans.

•	Net interest income for the fourth quarter of 2011 increased $12 million, or 1 percent, compared with the third quarter and $6 million, or 1 percent, compared with the fourth quarter of 2010.

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Noninterest income for the fourth quarter decreased $54 million, or 12 percent, compared with the third quarter and $43 million, or 10 percent, from the fourth quarter of 2010. The decline in both comparisons was primarily due to the regulatory impact of lower interchange fees on debit card transactions partially offset by higher transaction volumes.

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Noninterest expense for the fourth quarter increased $31 million, or 3 percent, over the third quarter and $8 million, or 1 percent, compared with fourth quarter 2010. The linked quarter increase was primarily attributable to seasonally higher expenses and investments in key areas of the business partially offset by continued disciplined expense management.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 9

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Net charge-offs increased to $195 million for fourth quarter 2011 compared with $182 million in the third quarter and declined from $225 million in the fourth quarter of 2010. In the linked quarter comparison, small business and education loan net charge-offs increased. Nonperforming assets were $849 million at December 31, 2011, an increase of $65 million compared with third quarter end. The provision for credit losses was $229 million for the fourth quarter of 2011 compared with $206 million in the third quarter and $157 million in the fourth quarter of 2010.

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PNC’s expansive branch footprint covers nearly one-third of the U.S. population in 14 states and Washington, D.C. with a network of 2,511 branches and 6,806 ATMs at December 31, 2011. The Flagstar branch acquisition added 27 branches and 29 ATMs.

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For 2011 Retail Banking revenue was negatively impacted by approximately $275 million compared with 2010 due to the impact of the rules set forth in Regulation E related to overdraft fees and the Dodd–Frank limits related to interchange rates on debit card transactions.

•	Regulation E, which became effective in the third quarter of 2010, had an incremental negative impact to 2011 revenues of approximately $200 million compared with 2010.

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The Dodd–Frank limits related to interchange rates on debit cards were effective October 1, 2011 and had a negative impact of approximately $75 million in the fourth quarter of 2011 and are expected to have an additional incremental reduction in future periods’ annual revenue of approximately $175 million based on 2011 transaction volumes and will impact year-over-year quarterly comparisons through the third quarter of 2012.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $1.9 billion for the full year 2011 compared with $1.8 billion in 2010. The increase in earnings was primarily due to an improvement in the provision for credit losses, which was a benefit in 2011, partially offset by lower net interest income and a reduction in the value of commercial mortgage servicing rights. Earnings were $576 million in the fourth quarter of 2011 compared with $419 million in the third quarter and $543 million in the fourth quarter of 2010. Higher earnings in the linked quarter comparison reflected an improvement in the provision for credit losses, which was a benefit in the fourth quarter, and the impact of a third quarter reduction in the value of commercial mortgage servicing rights. The increase in earnings compared with fourth quarter 2010 was primarily due to the benefit from the provision for credit losses partially offset by the impact of a fourth quarter 2010 recovery in the value of commercial mortgage servicing rights.

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Overall results benefited from successful sales efforts to new clients and product penetration of the existing customer base. New primary client acquisitions in corporate banking of 1,165 exceeded the goal of 1,000 for 2011 and represented a 15 percent increase over 2010 new primary clients.

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Average loans were $71 billion for the fourth quarter of 2011 compared with $68 billion in the third quarter of 2011 and $63 billion in the fourth quarter of 2010. Loan growth in both comparisons was primarily in commercial loans, commercial real estate and asset-based lending due to new client activity and higher utilization in the corporate banking business.

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Average deposits of $55 billion in the fourth quarter of 2011 increased $3 billion, or 5 percent, from the third quarter and $9 billion, or 19 percent, from fourth quarter 2010. Deposit inflows into noninterest-bearing demand deposits continued as FDIC insurance has been an attraction for customers maintaining liquidity during this prolonged period of low interest rates.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 10

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Net interest income for the fourth quarter of 2011 of $904 million increased $38 million compared with the third quarter and decreased $13 million compared with the fourth quarter of 2010. The increase compared with third quarter was primarily due to higher average loans and deposits. The decrease from fourth quarter 2010 was mainly due to lower purchase accounting accretion and lower interest credits assigned to deposits partially offset by increases in average deposits and loans.

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Corporate service fees of $230 million for the fourth quarter of 2011 increased $77 million compared with the third quarter and decreased $104 million compared with fourth quarter 2010. The linked quarter increase was impacted by a reduction in the value of commercial mortgage servicing rights in the third quarter of 2011. The decrease compared with fourth quarter 2010 was due to a fourth quarter 2010 recovery in the value of commercial mortgage servicing rights and lower merger and acquisition advisory fees.

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Other noninterest income of $137 million in the fourth quarter increased $36 million compared with the third quarter and $12 million compared with the fourth quarter of 2010. Both comparisons benefited from improved valuations on commercial mortgage loans held for sale. The increase over third quarter was also due to higher revenue from customer driven capital markets activity and an increase in revenue from multi-family agency loan production.

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Noninterest expense of $494 million in the fourth quarter of 2011 increased $46 million compared with the third quarter and decreased $12 million from fourth quarter 2010. The increase from the linked quarter was primarily due to higher personnel costs largely driven by higher stock market prices and higher business production.

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Net charge-offs for the fourth quarter of 2011 were $43 million compared with $94 million in third quarter 2011 and $349 million in the fourth quarter of 2010. Net charge-offs decreased in middle-market and specialty lending portfolios in the comparison with third quarter. The decrease from fourth quarter 2010 reflected declines across all loan portfolios. Nonperforming assets declined for the seventh consecutive quarter.

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Provision for credit losses was a benefit of $136 million for the fourth quarter of 2011 compared with provisions of $11 million in the third quarter and $18 million in the fourth quarter of 2010. The decrease in both comparisons reflected improved credit quality which more than offset the impact of higher loan and commitment levels.

•	The commercial mortgage servicing portfolio was $267 billion at both December 31, 2011 and September 30, 2011 compared with $266 billion at December 31, 2010.

Asset Management Group

Asset Management Group earned $141 million for the full year 2011 compared with $137 million for 2010. The increase in earnings was due to an improvement in the provision for credit losses, which was a benefit for 2011, from improving credit quality, and higher noninterest income from higher equity markets during 2011 and business growth. These increases were partially offset by lower net interest income from lower loan yields and higher noninterest expense from significant strategic business investments. The business delivered consistent performance in 2011 compared with 2010, remaining focused on client acquisition, asset growth, and expense discipline. Assets under administration as of December 31, 2011 were $210 billion, including $107 billion of discretionary assets under management. Fourth quarter 2011 earnings were $17 million compared with $33 million in the third quarter and $28 million in the fourth quarter of 2010. The decline in the linked quarter comparison was attributable to the provision for credit losses which was a benefit in the third quarter. Earnings decreased in the comparison with fourth quarter 2010 primarily due to higher noninterest expense from strategic business investments.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 11

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Assets under administration were $210 billion at December 31, 2011 compared with $202 billion at September 30, 2011 and $212 billion at December 31, 2010. Discretionary assets under management were $107 billion at December 31, 2011 compared with $103 billion at September 30, 2011 and $108 billion at December 31, 2010. The increase in discretionary assets under management compared with the third quarter was attributable to improved equity markets and strong sales performance and client retention.

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Noninterest income of $161 million for the fourth quarter increased $2 million, or 1 percent, compared with both the third quarter and the fourth quarter of 2010. The increases were attributable to new client acquisition, increased sales and improved equity markets.

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Net interest income was $61 million for the fourth quarter compared with $58 million in the third quarter and $65 million in fourth quarter 2010. The increase in the linked quarter comparison was attributable to growth in average transaction deposits. The decrease in the prior year quarter comparison was due to lower loan yields, reduced average loan balances and lower interest credits assigned to deposits reflective of the current low rate environment.

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Noninterest expense of $184 million in the fourth quarter of 2011 increased $9 million, or 5 percent, compared with the third quarter and $13 million, or 8 percent, compared with the fourth quarter of 2010. The increases resulted from investments in the business to drive growth and higher compensation-related costs.

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Provision for credit losses was $10 million in the fourth quarter 2011 compared with a benefit of $10 million in the third quarter and a provision of $9 million in the fourth quarter of 2010. Net charge-offs were $6 million in the fourth quarter compared with $5 million in the third quarter and $21 million in the fourth quarter of 2010.

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Average deposits for the quarter of $8.0 billion increased $213 million, or 3 percent, compared with the third quarter and $494 million, or 7 percent, compared with fourth quarter 2010. Transaction deposits increased 3 percent in the third quarter comparison and 9 percent in the prior year quarter comparison. Certificates of deposit continued to decrease due to the strategic run-off of higher rate balances.

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Average loan balances of $6.1 billion were consistent with the third quarter and declined $170 million, or 3 percent, compared with fourth quarter 2010 from soft loan demand in 2011 and credit risk management activities within the portfolio. An increase in consumer loans in the fourth quarter compared with the third quarter was offset by a decrease in commercial loans.

Residential Mortgage Banking

Residential Mortgage Banking earned $87 million for the full year 2011 compared with $269 million for 2010. The decline in earnings was driven by an increase in noninterest expense and lower net interest income. Residential Mortgage Banking had a loss of $61 million in the fourth quarter of 2011 compared with earnings of $22 million in the third quarter and earnings of $3 million in the fourth quarter of 2010. The fourth quarter 2011 loss compared with both periods was primarily due to higher residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters.

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Total loan originations were $3.0 billion for the fourth quarter of 2011, $2.6 billion in the third quarter and $3.5 billion in the fourth quarter of 2010. Loans continued to be originated primarily through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

•

Residential mortgage loans serviced for others totaled $118 billion at December 31, 2011 compared with $121 billion at September 30, 2011 and $125 billion at December 31, 2010. Payoffs continued to outpace new loan production.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 12

•

Noninterest income was $167 million in the fourth quarter of 2011 compared with $206 million in the third quarter and $168 million in the fourth quarter of 2010. The linked quarter decrease reflected a decline of $34 million of net hedging gains on mortgage servicing rights and lower servicing fee revenue. In the comparison with fourth quarter 2010, lower net hedging gains on mortgage servicing rights were offset by higher loan sales revenue and higher servicing fee revenue.

•

Net interest income was $52 million in the fourth quarter of 2011 compared with $46 million in the third quarter and $60 million in the fourth quarter of 2010. The increase compared with the third quarter primarily resulted from higher earnings on securities used to hedge mortgage servicing rights. The decline compared with fourth quarter 2010 was attributable to a lower balance of loans held for sale.

•	The provision for credit losses was a $10 million benefit in the fourth quarter compared with provisions of $15 million in the third quarter and $8 million in fourth quarter 2010.

•

Noninterest expense was $317 million in the fourth quarter of 2011 compared with $203 million in the third quarter and $215 million in the fourth quarter of 2010. The increase in both comparisons was primarily due to higher residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters.

•

The fair value of mortgage servicing rights was $.7 billion at both December 31, 2011 and September 30, 2011 compared with $1.0 billion at December 31, 2010. The decline in fair value was primarily due to lower mortgage rates.

Non-Strategic Assets Portfolio

Non-Strategic Assets Portfolio segment (formerly Distressed Assets Portfolio) had earnings of $200 million for the full year 2011 compared with a loss of $57 million for 2010. The increase was primarily attributable to a lower provision for credit losses partially offset by lower net interest income. A loss of $2 million was incurred for the fourth quarter of 2011 compared with earnings of $93 million in the third quarter of 2011 and a loss of $71 million for the fourth quarter of 2010. The decrease compared with the linked quarter was due to an increase in noninterest expense, a higher provision for credit losses and lower net interest income. The increase in the fourth quarter 2010 comparison primarily resulted from a lower provision for credit losses and higher noninterest income partially offset by lower net interest income.

•

Average loans were $13 billion for the fourth quarter of 2011, a decline of $.4 billion from the third quarter and $2.7 billion from the fourth quarter of 2010. The decreases were due to portfolio management activities including paydowns, loan sales and charge-offs.

•

Net interest income was $192 million for the fourth quarter compared with $228 million for the third quarter and $256 million for the fourth quarter of 2010. The decrease in both comparisons was due to lower average loans and lower purchase accounting accretion.

•

Noninterest income was $15 million in the fourth quarter of 2011 compared with $10 million in the third quarter and a loss of $56 million in the fourth quarter of 2010. The increase from the linked quarter was due to higher gains on asset sales. The fourth quarter of 2010 included higher recourse reserves for potential repurchases of brokered home equity loans.

•

Noninterest expense for the fourth quarter was $119 million compared with $47 million in the third quarter and $81 million in the fourth quarter of 2010. The increase in both comparisons was driven by higher residential mortgage foreclosure-related expenses primarily as a result of ongoing governmental matters.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 13

•

Net charge-offs were $77 million for the fourth quarter of 2011 compared with $74 million for the third quarter and $183 million for the fourth quarter of 2010. The increase in the third quarter comparison was primarily due to higher net charge-offs in the consumer portfolios. The decline from the prior year fourth quarter was largely attributable to a decrease in the non-prime mortgage portfolio.

•

The provision for credit losses was $88 million in the fourth quarter of 2011 compared with $45 million in the third quarter and $231 million in the fourth quarter of 2010. The increase in the third quarter comparison was due to an increase in troubled debt restructuring volumes and additional reserves in the brokered home equity portfolio. The decrease from fourth quarter 2010 was due to overall improvement in credit quality across the portfolios.

•

The majority of loans in the Non-Strategic Assets Portfolio (formerly Distressed Assets Portfolio) were obtained through acquisitions of other companies and fall outside of PNC’s core business strategy. More than 83 percent of the consumer loans in this portfolio were performing as of December 31, 2011. Certain loans in this segment continue to require special servicing and management oversight.

Other, Including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, equity management activities, alternative investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of income taxes, through June 30, 2010, and therefore are not included in business segment results. The sale of PNC Global Investment Servicing was completed on July 1, 2010 and the after-tax gain on that sale is reflected in discontinued operations for 2010.

PNC recorded earnings of $737 million in “Other, including BlackRock” for both 2011 and 2010. Earnings for 2011 compared with 2010 reflected lower integration costs offset by the noncash charge related to redemption of trust preferred securities and a 2010 gain related to the sale of a portion of PNC’s BlackRock shares. For the fourth quarter of 2011, PNC recorded a loss of $9 million in “Other, including BlackRock” compared with earnings of $234 million for the third quarter of 2011 and $273 million for the fourth quarter of 2010. The decline in the linked quarter comparison reflected the noncash charge related to redemption of trust preferred securities, the impact on earnings from the BlackRock investment of a third quarter noncash tax benefit at BlackRock, and higher integration costs. In the comparison with fourth quarter 2010, earnings decreased primarily due to the noncash charge related to redemption of trust preferred securities, the gain related to the sale of a portion of PNC’s BlackRock shares in fourth quarter 2010, and the impact of fourth quarter 2010 performance fee revenue at BlackRock on earnings from the BlackRock investment, partially offset by lower integration costs.

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PNC Reports Full Year 2011 Net Income of $3.1 Billion – Page 14

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3568 or (303) 223-4399 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2011 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21563016 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2011	September 30 2011	December 31 2010	December 31 2011	December 31 2010
Revenue
Net interest income	$2,199	$2,175	$2,201	$8,700	$9,230
Noninterest income (a)	1,350	1,369	1,702	5,626	5,946

Total revenue	3,549	3,544	3,903	14,326	15,176
Noninterest expense (b) (c) (d)	2,719	2,140	2,340	9,105	8,613

Pretax, pre-provision earnings from continuing operations (e)	830	1,404	1,563	5,221	6,563
Provision for credit losses	190	261	442	1,152	2,502

Income from continuing operations before income taxes and noncontrolling interests (pretax earnings)	$640	$1,143	$1,121	$4,069	$4,061

Income from continuing operations before noncontrolling interests (f)	$493	$834	$820	$3,071	$3,024

Income from discontinued operations, net of income taxes (g)					373

Net income	$493	$834	$820	$3,071	$3,397

Less:
Net income (loss) attributable to noncontrolling interests	17	4	(3)	15	(15)
Preferred stock dividends, including TARP (h)	24	4	24	56	146
Preferred stock discount accretion and redemptions, including redemption of TARP preferred stock discount accretion (h)	1		1	2	255

Net income attributable to common shareholders (h)	$451	$826	$798	$2,998	$3,011

Diluted earnings per common share
Continuing operations	$.85	$1.55	$1.50	$5.64	$5.02
Discontinued operations (g)					.72

Net income	$.85	$1.55	$1.50	$5.64	$5.74

Cash dividends declared per common share	$.35	$.35	$.10	$1.15	$.40

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

The after-tax amounts below were calculated using a marginal federal income tax rate of 35%, include applicable income tax adjustments and reflect the impact of state income taxes.

(a)	Noninterest income for the three months and year ended December 31, 2010 included a $160 million gain ($102 million after taxes) related to our gain on sale of a portion of our shares of BlackRock stock as part of BlackRock's November 2010 secondary common stock offering. The impact on diluted earnings per share was $.19 for the three months and year ended December 31, 2010.

(b)	Noninterest expense for the three months and year ended December 31, 2011 included a $198 million noncash charge ($125 million after taxes) for the unamortized discount related to redemption of $750 million of trust preferred securities during the fourth quarter of 2011. The impact on diluted earnings per share was $.24 for the three months and year ended December 31, 2011.

(c)	Includes expenses of $240 million and $324 million ($151 million and $204 million after taxes, respectively) for the three months and year ended December 31, 2011 for residential mortgage foreclosure-related expenses, primarily as a result of ongoing governmental matters. The impact on diluted earnings per share was $.29 and $.39 for the three months and year ended December 31, 2011. The related impact for both the three months and year ended December 31, 2010 was $71 million ($45 million after taxes), with an impact on diluted earnings per share of $.09 for both periods.

(d)	Includes expenses of $28 million and $42 million ($18 million and $27 million after taxes, respectively) for the three months and year ended December 31, 2011 for integration costs. The impact on diluted earnings per share was $.03 and $.05 for the three months and year ended December 31, 2011. The related impact for the three months and year ended December 31, 2010 was $78 million and $387 million ($49 million and $244 million after taxes, respectively), with an impact on diluted earnings per share of $.09 and $.47, respectively.

(e)	We believe that pretax, pre-provision earnings from continuing operations, a non-GAAP measure, is useful as a tool to help evaluate our ability to provide for credit costs through operations.

(f)	See page 16 for a reconciliation of business segment income to income from continuing operations before noncontrolling interests.

(g)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS) through June 30, 2010 and the related after-tax gain on sale. We sold GIS effective July 1, 2010, resulting in a gain of $639 million, or $328 million after taxes, recognized during the third quarter of 2010.

(h)	We redeemed the Series N (TARP) Preferred Stock on February 10, 2010. In connection with the redemption, we accelerated the accretion of the remaining issuance discount on the Series N Preferred Stock and recorded a corresponding reduction in retained earnings of $250 million in the first quarter of 2010. This resulted in a noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share. The impact on diluted earnings per share was $.48 for the year ended December 31, 2010. Total dividends declared during 2010 included $89 million on the Series N Preferred Stock.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2011	September 30 2011	December 31 2010	December 31 2011	December 31 2010
PERFORMANCE RATIOS
Net interest margin (a)	3.86%	3.89%	3.93%	3.92%	4.14%
Provision-adjusted net interest margin (b)	3.53	3.43	3.15	3.41	3.03
Noninterest income to total revenue (c)	38	39	44	39	39
Efficiency (d)	77	60	60	64	57
Return on:
Average common shareholders’ equity	5.70	10.25	10.61	9.56	10.88
Average assets	.72	1.24	1.23	1.16	1.28

BUSINESS SEGMENT INCOME (LOSS) (e) (f)
In millions

Retail Banking	$(28)	$33	$44	$31	$144
Corporate & Institutional Banking (g)	576	419	543	1,875	1,794
Asset Management Group (g)	17	33	28	141	137
Residential Mortgage Banking	(61)	22	3	87	269
Non-Strategic Assets Portfolio (h)	(2)	93	(71)	200	(57)
Other, including BlackRock (f) (i) (j) (k) (l) (m)	(9)	234	273	737	737

Income from continuing operations before noncontrolling interests	$493	$834	$820	$3,071	$3,024

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2011, September 30, 2011, and December 31, 2010 were $28 million, $27 million, and $22 million, respectively. The taxable-equivalent adjustments to net interest income for the years ended December 31, 2011 and December 31, 2010 were $104 million and $81 million, respectively.

(b)	A reconciliation of net interest margin to provision-adjusted net interest margin follows. We believe that provision-adjusted net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the amount of credit related risk associated with interest-earning assets.

	Three months ended			Year ended
	December 31 2011	September 30 2011	December 31 2010	December 31 2011	December 31 2010
Net interest margin, as reported	3.86%	3.89%	3.93%	3.92%	4.14%
Less: provision adjustment	.33	.46	.78	.51	1.11

Provision-adjusted net interest margin	3.53%	3.43%	3.15%	3.41%	3.03%

The adjustment represents annualized provision for credit losses divided by average interest-earning assets.

(c)	Calculated as noninterest income divided by total revenue.

(d)	Calculated as noninterest expense divided by total revenue.

(e)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our business and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. We have revised certain capital allocations among our business segments, including amounts for prior periods. PNC's total capital did not change as a result of these adjustments for any periods presented. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS and the related after-tax gain on sale of GIS, which closed July 1, 2010.

(f)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2011 Form 10-K will include additional information regarding BlackRock.

(g)	We consider a primary client relationship to be a corporate banking client relationship with annual revenue generation of $50,000 or more, or, within corporate banking, a commercial banking client relationship with annual revenue generation of $10,000 or more, and for Asset Management Group, a client relationship with annual revenue generation of $10,000 or more.

(h)	Formerly, the Distressed Assets Portfolio.

(i)	Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, equity management activities, alternative investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments' results exclude their portion of net income attributable to noncontrolling interests.

(j)	Amounts for the three months and year ended December 31, 2010 include the $160 million gain ($102 million after taxes) related to our gain on the sale of a portion of our shares of BlackRock stock as a part of BlackRock's November 2010 secondary common stock offering.

(k)	Amounts for the three months and year ended December 31, 2011 include a $198 million noncash charge ($125 million after taxes) for the unamortized discount related to redemption of $750 million of trust preferred securities during the fourth quarter of 2011.

(l)	Amounts for the three months and year ended December 31, 2011 include expenses of $240 million and $324 million ($151 million and $204 million after taxes, respectively) for residential mortgage foreclosure-related expenses, primarily as a result of ongoing governmental matters. The related impact for both the three months and year ended December 31, 2010 was $71 million ($45 million after taxes).

(m)	Includes expenses of $28 million and $42 million ($18 million and $27 million after taxes, respectively) for the three months and year ended December 31, 2011 for integration costs. The related impact for the three months and year ended December 31, 2010 was $78 million and $387 million ($49 million and $244 million after taxes, respectively).

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2011	September 30 2011	December 31 2010
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$271,205	$269,470	$264,284
Loans (a) (b)	159,014	154,543	150,595
Allowance for loan and lease losses (a)	4,347	4,507	4,887
Interest-earning deposits with banks (a)	1,169	2,773	1,610
Investment securities (a)	60,634	62,105	64,262
Loans held for sale (b)	2,936	2,491	3,492
Goodwill and other intangible assets	10,144	10,156	10,753
Equity investments (a) (c)	10,134	9,915	9,220

Noninterest-bearing deposits	59,048	55,180	50,019
Interest-bearing deposits	128,918	132,552	133,371
Total deposits	187,966	187,732	183,390
Transaction deposits	147,637	143,015	134,654
Borrowed funds (a)	36,704	35,102	39,488
Shareholders’ equity	34,053	34,219	30,242
Common shareholders’ equity	32,417	32,583	29,596
Accumulated other comprehensive income (loss)	(105)	397	(431)

Book value per common share	61.52	61.92	56.29
Common shares outstanding (millions)	527	526	526
Loans to deposits	85%	82%	82%

CLIENT ASSETS (billions)
Discretionary assets under management	$107	$103	$108
Nondiscretionary assets under administration	103	99	104

Total assets under administration	210	202	212
Brokerage account assets	34	33	34

Total client assets	$244	$235	$246

CAPITAL RATIOS
Tier 1 common (d)	10.3%	10.5%	9.8%
Tier 1 risk-based (d)	12.6	13.1	12.1
Total risk-based (d)	15.8	16.5	15.6
Leverage (d)	11.1	11.4	10.2
Common shareholders’ equity to assets	12.0	12.1	11.2

ASSET QUALITY RATIOS
Nonperforming loans to total loans	2.24%	2.39%	2.97%
Nonperforming assets to total loans, OREO and foreclosed assets	2.60	2.77	3.39
Nonperforming assets to total assets	1.53	1.59	1.94
Net charge-offs to average loans (for the three months ended) (annualized)	.83	.95	2.09
Allowance for loan and lease losses to total loans	2.73	2.92	3.25
Allowance for loan and lease losses to nonperforming loans (e)	122	122	109

(a)	Amounts include consolidated variable interest entities. Our third quarter 2011 Form 10-Q included, and our 2011 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include assets for which we have elected the fair value option. Our third quarter 2011 Form 10-Q included, and our 2011 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.

(c)	Amounts include our equity interest in BlackRock.

(d)	The ratios as of December 31, 2011 are estimated.

(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

The PNC Financial Services Group, Inc.	Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset levels, asset quality and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•

The impact on financial markets and the economy of the downgrade by Standard & Poor’s of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments in Europe.

•	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

•	Slowing or failure of the current moderate economic recovery.

•

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the modest economic expansion will persist in 2012 and interest rates will remain very low.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•

Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

•	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel III initiatives.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

•	Results of regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

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The PNC Financial Services Group, Inc.	Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	Our planned acquisition of RBC Bank (USA) presents us with risks and uncertainties related both to the acquisition transaction itself and its integration into PNC after closing, including:

•

The transaction (including integration of RBC Bank (USA)’s businesses) may be substantially more expensive to complete than anticipated. Anticipated benefits, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent also on the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition, in part related to the state of economic and financial markets. Also, litigation and governmental investigations that may be filed or commenced, as a result of this transaction or otherwise, could impact the timing or realization of anticipated benefits to PNC.

•

Integration of RBC Bank (USA)’s business and operations into PNC, which will include conversion of RBC Bank (USA)’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the facts that this transaction will result in PNC entering several markets where PNC does not currently have any meaningful retail presence and that the conversion is taking place simultaneously with the acquisition.

•

In addition to the planned RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits. These other acquisitions often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction. Acquisition risks include those presented by the nature of the business acquired, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding some of these factors in our 2010 Form 10-K and 2011 Form 10-Qs, including Risk Factors and Risk Management sections of those reports, and our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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